As filed with the Securities and Exchange Commission on April 2, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mind Medicine (MindMed) Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1582538
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One World Trade Center

Suite 8500

New York, New York 10007

(212) 220-6633

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Sullivan

Chief Legal Officer

Mind Medicine (MindMed) Inc.

One World Trade Center

Suite 8500

New York, New York 10007

(212) 220-6633

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Abrams	Trevor Scott
Hogan Lovells US LLP	Osler, Hoskin & Harcourt LLP
1735 Market Street	Suite 3000, Bentall Four
Suite 2300	1055 Dunsmuir Street
Philadelphia, Pennsylvania 19103 (267) 675-4600	Vancouver, British Columbia, Canada V7X 1K8 (778) 785-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 2, 2024

PROSPECTUS

Up to 13,497,506 Common Shares

Offered by the Selling Stockholders

This prospectus relates to the offer and resale, from time to time, by the selling stockholders named in this prospectus under the caption “Selling Stockholders,” of up to 13,497,506 of our common shares, no par value per share (the “common shares”), which includes (i) 12,500,000 issued and outstanding common shares that were issued pursuant to the Purchase Agreement (as defined herein) and (ii) up to 997,506 common shares issuable upon the conversion of any portion of the principal amount of the term loans then outstanding, up to an aggregate principal amount of $4.0 million, under the Loan Agreement (as defined herein).

We will not receive any proceeds from the sale of the common shares offered by this prospectus.

The selling stockholders may offer and sell or otherwise dispose of the common shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all selling commissions applicable to the sales of common shares and all fees and expenses of legal counsel for the selling stockholders, subject to certain specified exceptions. We will bear all other costs, expenses and fees in connection with the registration of the common shares. See the section entitled “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their common shares.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any amendments or supplements accompanying this prospectus, together with any documents incorporated by reference herein or therein, before you make your investment decision.

The selling stockholders may sell any, all or none of the common shares offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their common shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our common shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “MNMD” and on Cboe Canada (formerly, the “NEO Exchange”) in Canada under the symbol “MMED”. The last reported sale price of our common shares on April 1, 2024 was $9.52 on Nasdaq and CAD $12.88 on Cboe Canada.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Implications of Being an Emerging Growth Company.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” on page 9 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of the common shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders and their permitted transferees may, from time to time, sell the common shares offered by them described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such selling stockholders of the common shares offered by them described in this prospectus.

This prospectus provides you with a general description of the common shares that may be offered. To the extent necessary, each time that the selling stockholders offer and sell common shares, we or the selling stockholders may provide a prospectus supplement to this prospectus that contains specific information about the common shares being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any of our common shares, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. Neither we nor the selling stockholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any common shares other than the common shares described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such common shares in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus, any prospectus supplement or free writing prospectus, and the documents incorporated by reference therein contain summaries of certain provisions contained in some of the documents described or incorporated by reference herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

For investors outside of the United States: neither we nor the selling stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common shares and the distribution of this prospectus outside the United States.

Except as otherwise indicated or unless the context otherwise requires, references to “Company,” “we,” “us,” or “our” refer to Mind Medicine (MindMed) Inc. and its consolidated subsidiaries and references to dollars or dollar amounts refer to U.S. dollars or U.S. dollar amounts.

ii

This prospectus may contain references to our trademarks and trade names and to trademarks and trade names belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us or our business by, any other companies.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our common shares discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part, before making your investment decision.

Overview

MindMed is a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments for brain health disorders that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health disorders. This specifically includes pharmaceutically optimized product candidates derived from the psychedelic and empathogen drug classes including MM120 and MM402, our lead product candidates.

Our lead product candidate, MM120, is a proprietary, pharmaceutically optimized form of lysergide D-tartrate that we are developing for the treatment of generalized anxiety disorder (“GAD”). We have also evaluated MM120 in a subperceptual repeat administration dosing regimen for the treatment of attention deficit hyperactivity disorder (“ADHD”). In December 2023, we announced positive topline results from our Phase 2b clinical trial of MM120 for the treatment of GAD. The trial met its primary endpoint, with MM120 demonstrating statistically significant and clinically meaningful dose-dependent improvements on the Hamilton Anxiety rating scale compared to placebo at Week 4. In January 2024, we announced that our Phase 2a trial of MM120 in ADHD did not meet its primary endpoint. In conjunction with the findings from our clinical trial of MM120 in GAD, we believe that these results support the critical role of perceptual effects of MM120 in mediating a clinical response. In March 2024, we announced that the FDA has granted breakthrough designation to our MM120 program for the treatment of GAD. We also announced in March 2024 that our Phase 2b trial of MM120 in GAD met its key secondary endpoint, and 12-week topline data demonstrated clinically and statistically significant durability of activity observed through Week 12. We intend to work closely with the FDA to finalize our Phase 3 development program for MM120 in GAD. We plan to hold an End-of-Phase 2 meeting with the FDA in the first half of 2024 and expect to initiate Phase 3 clinical trials in the second half of 2024.

Our second lead product candidate, MM402, also referred to as R(-)-MDMA, is our proprietary form of the R-enantiomer of 3,4-methylenedioxymethamphetamine (“MDMA”), which we are developing for the treatment of autism spectrum disorder. MDMA is a synthetic molecule that is often referred to as an empathogen because it is reported to increase feelings of connectedness and compassion. Preclinical studies of R(-)-MDMA demonstrate its acute pro-social and empathogenic effects, while its diminished dopaminergic activity suggest that it has the potential to exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability compared to racemic MDMA or the S(+)-enantiomer. In the third quarter of 2022, our collaborator, University Hospital Basel (“UHB”) in Switzerland, began conducting a Phase 1 investigator-initiated trial (“IIT”) of R(-)-MDMA, S(+)-MDMA and R/S-MDMA in healthy volunteers to compare the tolerability, pharmacokinetics and acute subjective, physiological and endocrine effects of the three molecules. We anticipate topline results from UHB’s trial to be presented in the first half of 2024. In addition, we have initiated our first clinical trial of MM402, a single-ascending dose trial in adult healthy volunteers in the fourth quarter of 2023. This Phase 1 clinical trial is intended to characterize the tolerability, pharmacokinetics and pharmacodynamics of MM402.

Additionally, we have evaluated MM110, 18-methoxycoronaridine, a congener of ibogaine, for the treatment of opioid withdrawal. We completed a Phase 1 trial of MM110 in late 2021; however, in the third quarter of 2022, we suspended our MM110 program and determined that any further clinical development of MM110 will be subject to the receipt of additional non-dilutive capital and/or collaborations with third parties.

Beyond our clinical stage product candidates, we are pursuing a number of programs, primarily through external collaborations, through which we seek to expand our drug development pipeline and broaden the potential applications of our lead product candidates. These research and development programs include non-clinical, pre-clinical and human clinical trials and IITs of additional product candidates and research compounds with our collaborators. Our external research programs include a broad multi-year exclusive research partnership with UHB in Switzerland. Under the partnership, we have exclusive worldwide rights to data, compounds and patent rights associated with UHB’s research on lysergide and a number of additional compounds, including data from preclinical studies and clinical trials investigating the effects of lysergide in patient populations and healthy volunteers. We also have an ongoing partnership agreement with MindShift Compounds AG to develop next-generation compounds utilizing the molecular backbone of classical psychedelics and empathogens. In addition, we have in the past and will continue to engage in other relevant research collaborations to support our ongoing development efforts and potential additions to our pipeline. Our research partnerships and IITs facilitate the advancement of our early-stage pipeline and support the potential identification of product candidates for additional company-sponsored drug development programs.

Our drug development program is complemented by digital medicine projects to develop products intended to help facilitate the adoption and scalability of our product candidates, if and when they are approved. Our digital medicine projects and product roadmaps, and strategies, and investments are based on the projected development and commercialization strategies of our product candidates, with timelines and investments for each project contingent on the progression of the related drug program.

Our business is premised on a growing body of research supporting the use of novel psychoactive compounds to treat a myriad of brain health disorders. For all product candidates, we intend to proceed through research and development, and with marketing of the product candidates that may ultimately be approved pursuant to the regulations of the FDA and the legislation in other jurisdictions. This entails, among other things, conducting clinical trials with research scientists, using internal and external clinical drug development teams, producing and supplying drugs according to current Good Manufacturing Practices, and conducting all trials and development in accordance with the regulations of the FDA, and other legislation in other jurisdictions.

Our Product Candidate Pipeline

The following table summarizes the status of our portfolio of product candidates:

Recent Developments

12-week Durability Data from Phase 2b Study of MM120 for GAD

On March 7, 2024, we announced that the FDA has granted breakthrough designation to our MM120 program for the treatment of GAD. We also announced that our Phase 2b trial of MM120 in GAD met its key secondary endpoint, and 12-week topline data demonstrated clinically and statistically significant durability of activity observed through Week 12.

MM120 100µg—the dose with optimal clinical activity observed in the trial—demonstrated a 7.7-point improvement over placebo at Week 12 (-21.9 MM120 vs. -14.2 placebo; p<0.003 Cohen’s d=0.81), with a 65% clinical response rate and a 48% clinical remission rate sustained to Week 12. Clinical Global Impressions -Severity (CGI-S) scores on average improved from 4.8 to 2.2 in the 100 ug dose group, representing a two-category shift from ‘markedly ill’ to ‘borderline ill’ at Week 12 (p<0.004). This clinical activity was rapid, observed as early as trial day 2, and durable with further improvements observed in mean HAM-A or CGI-S scores between Weeks 4 and 12.

In the Phase 2b study, known as MMED008, MM120 was generally well-tolerated with most adverse events rated as mild to moderate, occurring on dosing day, and being consistent with expected acute effects of the study drug. The most common adverse events (at least 10% incidence in the high dose groups) on dosing day included illusion, hallucinations, euphoric mood, anxiety, abnormal thinking, headache, paresthesia, dizziness, tremor, nausea, vomiting, feeling abnormal, mydriasis and hyperhidrosis.

Prior to treatment with MM120, study participants were clinically tapered and then washed out from any anxiolytic or antidepressant treatments and did not receive any form of study-related psychotherapy for the duration of their participation in the study.

Description of the Transactions

We are registering the offer and resale of an aggregate of up to 13,497,506 common shares hereunder, consisting of (a) 12,500,000 common shares that were issued pursuant to the Private Placement (as defined herein), in accordance with the Registration Rights Agreement (as defined herein) and (b) up to 997,506 of Conversion Shares (as defined herein) that were issued pursuant to the Loan Agreement, in accordance with the piggyback registration rights contained in the Loan Agreement, on behalf of the applicable selling stockholders, to be offered and sold by them from time to time.

Private Placement

On March 7, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), pursuant to which the Purchasers agreed to purchase, and we agreed to sell 12,500,000 common shares (the “Private Placement Shares”), at a price of $6.00 per Private Placement Share, in a private placement transaction (the “Private Placement”). The Private Placement Shares were issued to the Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. Pursuant to the terms of the Purchase Agreement, we agreed to register for resale the Private Placement Shares.

The net proceeds to us from the Private Placement were approximately $70.3 million, after deducting fees and expenses payable by us. The Private Placement closed on March 11, 2024.

In connection with the Private Placement, we also entered into a Registration Rights Agreement, dated March 7, 2024 (the “Registration Rights Agreement”), with the Purchasers requiring us to register the resale of the Private Placement Shares. Pursuant to the Registration Rights Agreement, we are required to prepare and file an initial registration statement with the U.S. Securities and Exchange Commission (“SEC”) as soon as reasonably practicable, but in no event later than 30 calendar days following the date of the Purchase Agreement (the “Filing Deadline”), and to use best efforts to have the registration statement declared effective within 60 calendar days of the Filing Deadline (the “Effectiveness Deadline”), subject to extension under the terms of the Registration Rights Agreement.

The registration statement of which this prospectus is a part relates in part to the offer and resale of the 12,500,000 common shares issued to the Purchasers pursuant to the Purchase Agreement.

Loan Agreement

On August 11, 2023 (the “Closing Date”), the Company and certain of its subsidiaries party thereto, as co-borrowers (together with the Company, the “Borrowers”), entered into a loan and security agreement (the “Loan Agreement”) with the lenders referred to therein (the “Lenders”), K2 HealthVentures LLC (“K2HV”), as administrative agent and Canadian collateral agent for the Lenders, and Ankura Trust Company, LLC, as collateral trustee for the Lenders. The Loan Agreement provides for up to an aggregate principal amount of $50.0 million in term loans (the “Term Loan”) consisting of a first tranche term loan of $15.0 million funded on the Closing Date, subsequent tranches of term loans totaling $20.0 million to be funded upon the achievement of certain time-based, clinical and regulatory milestones, and an additional tranche term loan of up to $15.0 million upon our request, subject to review by the Lenders of certain information from us and discretionary approval by the Lenders.

The Term Loan matures on August 1, 2027, and the obligations of the Borrowers under the Loan Agreement are secured by substantially all of the assets of the Borrowers, excluding intellectual property.

The Term Loan bears a variable interest rate equal to the greater of (i) 10.95% and (ii) the sum of (a) the Prime Rate as reported in The Wall Street Journal plus (b) 2.95%. We may prepay, at our option, all, but not less than all, of the outstanding principal balance and all accrued and unpaid interest with respect to the principal balance being prepaid of the Term Loan, subject to certain prepayment notice requirements; provided that such prepayment notice may be conditioned upon the effectiveness of a refinancing or any other transaction, in which case such prepayment notice may be revoked by the Borrowers.

The Lenders may elect at any time following the Closing Date and prior to the full repayment of the Term Loan to convert any portion of the principal amount of the Term Loan then outstanding, up to an aggregate principal amount of $4.0 million, into our common shares (the “Conversion Shares”), at a conversion price equal to $4.01 per Conversion Share, subject to certain limitations.

The conversion price will be subject to adjustment upon the occurrence of certain events which include, but are not limited to, payment of dividends and distribution of shares. The Loan Agreement also provides the Lenders with certain piggyback registration rights with respect to the Conversion Shares.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants for financings of this type, including covenants that limit or restrict the ability of the Borrowers or their subsidiaries to, among other things: dispose of assets; make changes to their business, management, ownership or business locations; merge or consolidate; incur additional indebtedness, encumbrances or liens; pay dividends or other distributions or repurchase equity; make investments; and enter into certain transactions with affiliates, in each case subject to certain enumerated exceptions.

The Loan Agreement contains customary events of default for financings of this type, including pursuant to a change in control. Upon the occurrence and continuation of an event of default, all amounts due under the Loan Agreement become (in the case of a bankruptcy event), or may become (in the case of all other events of default and at the option of the administrative agent), immediately due and payable.

The registration statement of which this prospectus is a part relates in part to the offer and resale of up to 997,506 Conversion Shares issuable to the Lenders pursuant to the Loan Agreement.

Risks Associated with our Business

There are a number of risks related to our business and our common shares that you should consider before you decide to invest in our common shares. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus, as updated by any subsequently filed periodic reports and other documents that are incorporated by reference into this prospectus. Some of the principal risks related to our business include the following:

•

We have a limited operating history, have not initiated or completed any large-scale or pivotal clinical trials, and have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and likelihood of success and viability.

•	We are a clinical-stage pharmaceutical company and have incurred significant net losses since our inception, and we expect to continue to incur significant net losses for the foreseeable future.

•	We have never generated revenue and may never be profitable.

•

We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

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We are dependent on the successful development of our product candidates. We cannot give any assurance that any of our product candidates will successfully complete clinical trials or receive regulatory approval, which is necessary before a product candidate can be commercialized.

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Drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. If preclinical studies or clinical trials of our product candidates are prolonged or delayed, we or our current or future collaborators may be unable to obtain required regulatory approvals, which would mean that we would be unable to commercialize our product candidates on a timely basis or at all, which will adversely affect our business.

•

Our focus is on product candidates that are subject to controlled substance laws and regulations in the territories where the products are being developed and will be marketed, if approved, and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of our business operations and our financial condition, both during clinical development and post approval, if any. In addition, the FDA and/or other regulatory bodies may require additional data, including with respect to abuse potential of our product candidates, before allowing us to commence a clinical trial or before approving any future marketing application we may submit.

•

Our product candidates are controlled substances, the use of which may generate public controversy. Adverse publicity or public perception regarding controlled substances and psychedelics may negatively influence the success of our product candidates.

•	We may not achieve our publicly announced milestones according to schedule, or at all.

•

The successful commercialization of our product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate reimbursement levels and pricing policies. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market those product candidates and decrease our ability to generate revenue.

•	We face competition from other biotechnology and pharmaceutical companies and our financial condition and operations will suffer if we fail to effectively compete.

•

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed. Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

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We rely, and expect to continue to rely, on third parties, including independent clinical investigators, academic collaborators and contract research organizations, to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategies and impact our share price.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we will remain an emerging growth company until the earliest to occur of: (1) the last day of the first fiscal year in which we have more than $1.235 billion in annual revenue; (2) the date on which we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) following the fifth anniversary of the date of the first sale of our common equity securities under an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including:

•	not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

Company Information

We were incorporated under the laws of the Province of British Columbia. Our wholly owned subsidiary, Mind Medicine, Inc., or MindMed US, was incorporated in Delaware. Prior to February 27, 2020, our operations were conducted through MindMed US. Our office is located at One World Trade Center, Suite 8500, New York, New York 10007, and our telephone number at that location is (212) 220-6633. Our website address is http://mindmed.co. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus.

THE OFFERING

Common shares registered for sale by selling stockholders	Up to 13,497,506 common shares, which consists of (i) 12,500,000 common shares issued pursuant to the Purchase Agreement and (ii) up to 997,506 common shares issuable upon the conversion by the Lenders of any portion of the principal amount of the Term Loan, up to an aggregate principal amount of $4.0 million, then outstanding under the Loan Agreement.

Use of proceeds	We will not receive any proceeds from the sale of the common shares by the selling stockholders. See “Use of Proceeds” for additional information.

Offering price	The selling stockholders may sell all or a portion of their common shares through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” for additional information.

Risk factors	You should read the “Risk Factors” section in this prospectus and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus, as updated by any subsequently filed periodic reports and other documents that are incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

Nasdaq Global Select Market symbol	Our common shares are listed on Nasdaq under the symbol “MNMD.”

Cboe Canada Listing symbol	Our common shares are listed on Cboe Canada under the symbol “MMED.”

RISK FACTORS

Investing in our common shares involves a high degree of risk. Before making an investment decision regarding our common shares, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by any subsequently filed periodic reports and other documents that are incorporated by reference into this prospectus and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. These risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common shares, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also carefully read the sections entitled “Special Note Regarding Forward-Looking Statements” and “Incorporation by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement, the documents that we incorporate by reference herein and therein, contain, and any free writing prospectus that we authorize for use may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus supplement, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•

the timing, progress and results of our investigational programs for MM120, a proprietary, pharmaceutically optimized form of lysergide D-tartrate, and MM402, also referred to as R(-)-MDMA (together, our “lead product candidates”) and any other product candidates (together with our lead product candidates, our “product candidates”), including statements regarding the timing of initiation and completion of trials or studies and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•	our reliance on the success of our investigational MM120 product candidate;

•	the timing, scope or likelihood of regulatory filings and approvals and our ability to obtain and maintain regulatory approvals for product candidates for any indication;

•	our expectations regarding the size of the eligible patient populations for our lead product candidates;

•	our ability to identify third-party treatment sites to conduct our trials and our ability to identify and train appropriate qualified healthcare practitioners to administer our treatments;

•	our ability to implement our business model and our strategic plans for our product candidates;

•	our ability to identify new indications for our lead product candidates beyond our current primary focuses;

•	our ability to identify, develop or acquire digital technologies to enhance our administration of our product candidates, if they should become approved and commercialized;

•	our ability to achieve profitability and then sustain such profitability;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	the pricing, coverage and reimbursement of our lead product candidates, if approved and commercialized;

•	the rate and degree of market acceptance and clinical utility of our lead product candidates, in particular, and controlled substances, in general;

•	future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements;

•	our ability to establish or maintain collaborations or strategic relationships or to obtain additional funding;

•	our expectations regarding potential benefits of our lead product candidates;

•

our ability to maintain effective patent rights and other intellectual property protection for our product candidates, and to prevent competitors from using technologies we consider important in our successful development and commercialization of our product candidates;

•	infringement or alleged infringement on the intellectual property rights of third parties;

•	legislative and regulatory developments in the United States, including individual states, Canada, the United Kingdom, and other jurisdictions;

•	the effectiveness of our internal control over financial reporting;

•	actions of activist shareholders against us have been and could be disruptive and costly and may result in litigation and have an adverse effect on our business and stock price;

•

the impact of adverse global economic conditions, including public health crises (such as the COVID-19 pandemic), geopolitical conflicts, fluctuations in interest rates, supply-chain disruptions and inflation, on our financial condition and operations;

•

our Loan Agreement contains certain covenants that could adversely affect our operations and, if an event of default were to occur, we could be forced to repay any outstanding indebtedness sooner than planned and possibly at a time when we do not have sufficient capital to meet this obligation;

•	our expectations regarding our revenue, expenses and other operating results;

•	the costs and success of our marketing efforts, and our ability to promote our brand;

•	our reliance on key personnel and our ability to identify, recruit and retain skilled personnel;

•	our ability to effectively manage our growth; and

•	our ability to compete effectively with existing competitors and new market entrants.

These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors that are in some cases beyond our control. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the applicable prospectus supplement, and in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K, as well as any subsequent filings with the SEC incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. We do not assume any obligation to update any forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or the applicable document incorporated by reference herein, as the case may be, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of our common shares described in the section entitled “Selling Stockholders” to resell such common shares. We are not selling any common shares under this prospectus and we will not receive any proceeds from the sale or other disposition of the common shares held by the selling stockholders. The selling stockholders will receive all of the proceeds from this offering.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders to offer and sell from time to time up to an aggregate of 13,497,506 common shares, which consists of (i) 12,500,000 common shares issued to the Purchasers pursuant to the Purchase Agreement and (ii) up to 997,506 common shares issuable upon the conversion by the Lenders of any portion of the principal amount of the Term Loan up to an aggregate principal amount of $4.0 million then outstanding under the Loan Agreement. For additional information regarding the issuances of those common shares, see the section entitled “Prospectus Summary—Description of the Transactions” above.

We are registering the offer and sale of 12,500,000 common shares to satisfy certain registration obligations that we granted the Purchasers in connection with the Private Placement pursuant to the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company is required to prepare and file an initial registration statement with the SEC as soon as reasonably practicable, but in no event later than the Filing Deadline, and to use best efforts to have the registration statement declared effective by the Effectiveness Deadline, subject to extension under the terms of the Registration Rights Agreement.

We are registering the offer and resale of up to 997,506 common shares to satisfy certain piggyback registration rights that we granted the Lenders in connection with entry into the Loan Agreement with respect to such common shares issuable upon the conversion by the Lenders of any portion of the principal amount of the Term Loan, up to an aggregate principal amount of $4.0 million, then outstanding under the Loan Agreement.

The number of common shares beneficially owned prior to the offering by each selling stockholder in the table below is based on information supplied to us by each such selling stockholder, with beneficial ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the common shares. This information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership after this offering is based on 41,101,303 common shares outstanding as of December 31, 2023, plus 16,666,667 common shares sold in a registered public offering in March 2024, 12,500,000 common shares issued pursuant to the Purchase Agreement and up to 997,506 common shares issuable upon the conversion by the Lenders of any portion of the principal amount of the Term Loan, up to an aggregate principal amount of $4.0 million, then outstanding under the Loan Agreement.

The selling stockholders may sell some, all or none of the common shares offered by this prospectus from time to time. We do not know how long the selling stockholders will hold the common shares covered hereby before selling them and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any common shares.

In addition, since the date on which the selling stockholders provided the information, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the common shares in transactions exempt from the registration requirements of the Securities Act. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements, post-effective amendments or in filings we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus, if and when necessary.

Unless otherwise indicated, the address for each selling stockholder is c/o MindMed US, One World Trade Center, Suite 8500, New York, New York 10007.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a prospectus supplement, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive common shares in any non-sale transfer after the date of this prospectus.

	Common Shares Beneficially Owned Prior to Offering		Number of Common Shares Registered for Sale Hereby	Common Shares Beneficially Owned After Offering
Selling Stockholder	Number of Common Shares	Percentage of Outstanding Common Shares		Number of Common Shares	Percentage of Outstanding Common Shares
Deep Track Biotechnology Master Fund, LTD(1)	6,666,667	9.35%	6,666,667	—	—
Commodore Capital Master LP(2)	5,833,333	8.19%	5,833,333	—	—
K2 HealthVentures Equity Trust LLC(3)	997,506	1.40%	997,506	—	—

(1)

Number of common shares beneficially owned prior to the offering based solely on a Schedule 13G filed with the SEC on March 15, 2024. Deep Track Capital, LP, or the Investment Manager, serves as the investment manager to Deep Track Biotechnology Master Fund Ltd. (the “Deep Track Master Fund”) and may be deemed to beneficially own such shares. Deep Track Capital GP, LLC, or the General Partner, is the General Partner of the Investment Manager. David Kroin is the Chief Investment Officer of the Investment Manager and managing member of the General Partner and may be deemed to beneficially own such shares. The business address of the Deep Track Master Fund, the Investment Manager, the General Partner and Mr. Kroin is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

(2)

Number of common shares beneficially owned prior to the offering based solely on a Schedule 13G filed with the SEC on March 21, 2024. Commodore Capital LP is the investment manager to Commodore Capital Master LP and may be deemed to beneficially own the shares held by Commodore Capital Master LP. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these shares. Commodore Capital LP and Commodore Capital Master LP have shared voting and dispositive power with respect to these shares. The address of Commodore Capital LP and Commodore Capital Master LP is 444 Madison Avenue, 35th Floor, New York, NY 10022.

(3)

Consists of up to 997,506 common shares issuable upon the conversion by the Lenders of any portion of the principal amount of the Term Loan up to an aggregate principal amount of $4.0 million, then outstanding under the Loan Agreement. Parag Shah and Anup Arora serve as the managing members of K2 HealthVentures LLC, the sole member of K2 HealthVentures Equity Trust LLC, and in such capacities may be deemed to indirectly beneficially own the shares beneficially owned by K2 HealthVentures Equity Trust LLC. The address of K2 HealthVentures LLC and K2 HealthVentures Equity Trust LLC is 855 Boylston Street, Suite 1000, Boston, MA 02116..

Relationship with Selling Stockholders

Each of the selling stockholders has not had any material relationship with us or any of our predecessors or affiliates, within the past three years, except as hereinafter described. As discussed in greater detail above under the section entitled “Prospectus Summary—Private Placement,” on March 7, 2024, we entered into the Purchase Agreement with the Purchasers, pursuant to which we issued 12,500,000 of our common shares. We also entered into the Registration Rights Agreement with the Purchasers, pursuant to which we are required to prepare and file an initial registration statement with the SEC as soon as reasonably practicable, but in no event later than the Filing Deadline, and to use best efforts to have the registration statement declared effective by the Effectiveness Deadline, subject to extension under the terms of the Registration Rights Agreement. As discussed in greater detail above under the section entitled “Prospectus Summary—Loan Agreement,” on August 11, 2023, we entered into the Loan Agreement with the Lenders, pursuant to which we granted them certain piggyback registration rights with respect to up to 997,506 common shares issuable upon the conversion by the Lenders of any portion of the principal amount of the Term Loan up to an aggregate principal amount of $4.0 million then outstanding under the Loan Agreement.

PLAN OF DISTRIBUTION

Each selling stockholder of the common shares and any of their pledgees, assignees, donees, transferees or other successors-in-interest (each, a “selling stockholder,” and collectively, the “selling stockholders”), may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares covered hereby on the Nasdaq Global Select Market or any other stock exchange, market or trading facility on which the common shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling common shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	to or through underwriters;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such common shares at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of the common shares by any selling stockholder to its partners, members or stockholders;

•	directly to one or more purchasers;

•	through delayed delivery requirements;

•	by pledge to secured debts and other obligations or any transfer upon the foreclosure under such pledges; a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell common shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling stockholders may also sell common shares short and deliver these common shares to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these common shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative common shares which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may transfer the common shares in other circumstances in which the transferees, pledgees, donees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the common shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the common shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, or (ii) all of the common shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale common shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale common shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of common shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the common shares in respect of which this prospectus, and any supplement thereto, is being delivered and certain legal matters with respect to Canadian law will be passed upon by Osler, Hoskin & Harcourt LLP, Vancouver, Canada. Certain matters in respect of U.S. securities laws may be opined upon by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Mind Medicine (MindMed) Inc. as of December 31, 2023 and 2022, and for each of the years in the two year period ended December 31, 2023, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common shares being registered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any person to provide you with different information. We are not making an offer of the common shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We maintain a website at http://mindmed.co. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information and documents listed below that we have filed with the SEC (Commission File No. 001-40360):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024, or the 2023 Form 10-K;

•	our Current Reports on Form 8-K filed with the SEC on March 7, 2024, to the extent the information in such report is filed and not furnished, March 11, 2024 and April 1, 2024; and

•

the description of our share capital set forth in our registration statement on Form 8-A, filed with the SEC on April  22, 2021, or reports filed for the purposes of updating this description, including Exhibit 4.1 of the 2023 Form 10-K.

We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common shares made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Mind Medicine (MindMed) Inc., Attention: Corporate Secretary, One World Trade Center, Suite 8500, New York, New York 10007. Our phone number is (212) 220-6633. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus on our corporate website at http://mindmed.co. The information on our website is not incorporated by reference and is not a part of this prospectus.

Up to 13,497,506 Common Shares

PROSPECTUS

    , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the common shares being registered hereby, all of which will be borne by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of its shares). All amounts shown are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$20,042
Accounting fees and expenses	$30,000
Legal fees and expenses	$50,000
Miscellaneous expenses	—
Total	$100,042

Item 15.	Indemnification of Directors and Officers

The registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”), and the indemnification provisions set forth in the registrant’s amended and restated articles (the “Articles”). The registrant has also entered into indemnity agreements with certain of its directors and executive officers which provide its directors and executive officers with contractual rights to indemnification and, in some cases, expenses advancement in any action or proceedings arising out of their services as one of its directors and executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the registrant’s request.

Under the Articles and Section 160 of the Act, subject to Section 163 of the Act, the registrant may:

a)	indemnify an individual who:

i.	is or was a director or officer of the registrant,

ii.	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of the registrant; or (B) at the registrant’s request, or

iii.	at the registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

i.	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

ii.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the registrant or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

iii.	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

iv.	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under the Articles, the registrant may also indemnify any employee, agent or representative of the Registrant subject to any restrictions under the Act.

Under the Articles and Section 161 of the Act, and subject to Section 163 of the Act, the registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the registrant must not make such payments unless the registrant first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the registrant was prohibited from giving the indemnity or paying the expenses by the registrant’s memorandum or articles;

b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the registrant is prohibited from giving the indemnity or paying the expenses by the registrant’s memorandum or articles;

c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the registrant or the associated corporation, as the case may be; or

d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the registrant or by or on behalf of an associated corporation, the registrant must not either indemnify the eligible party under Section 160(a) of the Act against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of the registrant or an eligible party, the court may do one or more of the following:

a)	order the registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

b)	order the registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the registrant;

d)	order the registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

e)	make any other order the court considers appropriate.

Section 165 of the Act provides that the registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the registrant or an associated corporation. Under the Articles, the registrant may also purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

a)	is or was a director, alternate director, officer, employee or agent of the registrant;

b)	is or was a director, alternate director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of the registrant;

c)	at the registrant’s request, is or was, a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; and

d)

at the registrant’s request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the registrant in their capacity as directors and officers.

Pursuant to the Articles, the failure of a director or officer of the registrant to comply with the Act or the Articles does not invalidate any indemnity to which he or she is entitled under the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

3.1	Amended and Restated Articles of Mind Medicine (MindMed) Inc., effective as of June 30, 2022.	8-K	001-40360	3.1	June 30, 2022

3.2	Notice of Articles, Incorporated on July 26, 2010, effective as of August 18, 2023.	10-K	001-40360	3.2	February 28, 2024

4.1	Description of Capital Stock of Mind Medicine (MindMed) Inc.	10-K	001-40360	4.1	February 28, 2024

4.2	Form of Mind Medicine (MindMed) Inc. Common Share Certificate.	10-K	001-40360	4.2	February 28, 2024

4.3	Form of Warrant to Purchase Common Shares of Mind Medicine (MINDMED) Inc.	10-K	001-40360	4.3	March 28, 2022

4.4	Form of Warrant Indenture by and between Mind Medicine (MindMed) Inc. and Odyssey Trust Company.	10-K	001-40360	4.6	March 28, 2022

4.5	Form of 2022 USD Financing Warrant.	8-K	001-40360	4.1	September 28, 2022

4.6	Supplemental Warrant Indenture dated August 26, 2022, by and between Mind Medicine (MindMed) Inc. and Computershare Trust Company of Canada to the Warrant Indenture dated January 7, 2021.	10-K	001-40360	4.10	March 29, 2023

4.7	Form of Registration Rights Agreement, dated as of March 7, 2024 between Mind Medicine (MindMed) Inc. and the Investors.	8-K	001-40360	10.2	March 11, 2024

5.1	Opinion of Osler, Hoskin & Harcourt LLP.					X

10.1	Form of Securities Purchase Agreement, dated as of March 7, 2024, between Mind Medicine (MindMed) Inc. and the Investors.	8-K	001-40360	10.1	March 11, 2024

10.2	Loan and Security Agreement, dated August 11, 2023, by and among Mind Medicine (MindMed) Inc., K2 HealthVentures LLC and Ankura Trust Company, LLC.	8-K	001-40360	10.1	August 11, 2023

23.1	Consent of KPMG LLP, independent registered public Accounting Firm.					X

23.2	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page hereto).					X

107	Filing Fee Table.					X

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 2, 2024.

Mind Medicine (MindMed) Inc.

By:	/s/ Robert Barrow
Robert Barrow
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Barrow, Schond L. Greenway and Carrie F. Liao as his or her, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his/her capacity as a director and/or officer of Mind Medicine (MindMed) Inc.), to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert Barrow Robert Barrow	Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2024

/s/ Schond L. Greenway Schond L. Greenway	Chief Financial Officer (Principal Financial Officer)	April 2, 2024

/s/ Carrie F. Liao Carrie F. Liao	Chief Accounting Officer (Principal Accounting Officer)	April 2, 2024

/s/ Suzanne Bruhn Suzanne Bruhn, PhD	Director	April 2, 2024

/s/ David Gryska David Gryska	Director	April 2, 2024

/s/ Roger Crystal, MD Roger Crystal, MD	Director	April 2, 2024

/s/ Andreas Krebs Andreas Krebs	Director	April 2, 2024

/s/ Carol Vallone Carol Vallone	Director	April 2, 2024

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in its capacity as duly authorized representative of Mind Medicine (MindMed) Inc. in the United States, on the 2nd day of April, 2024.

/s/ Mark R. Sullivan
Mark R. Sullivan Chief Legal Officer & Corporate Secretary